UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2024

COLLEGIUM PHARMACEUTICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-37372	03-0416362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Technology Center Drive
Suite 300
Stoughton, MA 02072
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	COLL	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On July 28, 2024, Collegium Pharmaceutical, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Carrera Merger Sub Inc. (“Merger Sub”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned subsidiary of the Company (“Merger Sub”), Ironshore Therapeutics Inc., an exempted company registered by way of continuation under the laws of the Cayman Islands (“Ironshore”) and Shareholder Representative Services LLC, a Colorado limited liability company, acting solely in its capacity as the representative, agent and attorney-in-fact of the securityholders of Ironshore. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Ironshore and Ironshore will (i) continue as the surviving company in the Merger (the “Surviving Company”), and (ii) become a wholly-owned subsidiary of the Company (the “Merger”).

Pursuant to the terms of the Merger Agreement, the aggregate initial merger consideration will be approximately $525 million in cash, subject to customary adjustments. Following the closing of the Merger (the “Closing”), the Merger Agreement provides for one potential commercial milestone payment of $25 million in cash to be made to Ironshore securityholders upon the achievement of such milestone.

The Merger Agreement contains customary representations, warranties, indemnities and covenants of the Company and Ironshore and its securityholders. Consummation of the Merger is subject to customary closing conditions, including the receipt of requisite approval of Ironshore’s stockholders and that all applicable waiting periods under the Hart-Scott-Rodino Act having expired or been terminated. Stockholders representing over 80% of the Company’s voting power executed, concurrently with the execution of the Merger Agreement, support agreements agreeing to vote in favor of the Merger. The Closing is expected to occur in the third quarter of 2024.

The Merger Agreement contains termination rights, including the right of either the Company or Ironshore to terminate the Merger Agreement: (i) if the transactions contemplated thereby have not been consummated by September 16, 2024 (provided, that such date is automatically extended to October 21, 2024 if the only outstanding closing condition is approval under the Hart-Scott-Rodino Act); (ii) if the other party materially breaches any of its representations, warranties or covenants under the Merger Agreement such that any of the conditions to Closing would not be satisfied; or (iii) in the event that any final and nonappealable adverse law or order is issued by a governmental authority of competent jurisdiction in the United States. The Company also has the right to terminate the Merger Agreement if the requisite approval of Ironshore’s stockholders is not received within 20 business days.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Merger Sub, Ironshore, or their respective subsidiaries or affiliates, or to modify or supplement any factual disclosures about the Company that it includes in its public reports filed with the U.S. Securities and Exchange Commission (“SEC”). The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates at the time they were made or at any other time. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other reports and filings that the Company makes from time to time with the SEC.

Second Amended and Restated Loan Agreement

On July 28, 2024, in connection with the Merger Agreement, the Company entered into a Second Amended and Restated Loan Agreement by and among the Company, certain of its subsidiaries party thereto, as guarantors, BioPharma Credit PLC as collateral agent, and BioPharma Credit Investments V (Master) LP and BPCR Limited Partnership (investment funds managed by Pharmakon Advisors, LP) as the lenders (the “Lenders”) party thereto (the “Loan Agreement”). The Loan Agreement provides for a $645,833,333 secured term loan (the “Term Loan”), consisting of a $320,833,333 initial term loan and a $325,000,000 delayed draw term loan. On the effective date of the Loan Agreement, the Company used the proceeds of the initial term loan to refinance in full all outstanding indebtedness under the Company’s existing term loan with the Lenders. On the closing date of the Merger, the Company will use the proceeds of the delayed draw term loan to fund a portion of the consideration to be paid to complete the Merger, pay fees and expenses in connection with the Merger and the Loan Agreement and the remainder for general corporate purposes.

The Term Loan will mature on July 28, 2029 and is guaranteed by certain of the Company’s material subsidiaries. The Term Loan is secured by substantially all of the assets of the Company and its material subsidiaries. The Term Loan will bear an annual interest rate equal to (i) until September 30, 2024, adjusted term SOFR + 7.50% and, (ii) thereafter, adjusted term SOFR + 4.50%, and be subject to quarterly amortization payments equal to 2.50% of the original funded amount of the Term Loan.

The Loan Agreement contains certain covenants and obligations of the parties, including, without limitation, covenants that limit the Company’s ability to incur additional indebtedness or liens, make acquisitions or other investments or dispose of assets outside the ordinary course of business. Failure to comply with these covenants would constitute an event of default under the Loan Agreement, notwithstanding the Company’s ability to meet its debt service obligations. The Loan Agreement also includes various customary remedies for secured lenders following the occurrence and during the continuance of an event of default, including the acceleration of the outstanding amounts under the Loan Agreement and enforcement upon the collateral securing obligations under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the full text of the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On July 29, 2024, the Company issued a press release announcing the execution of the Merger Agreement (the “Press Release”). The Press Release contains preliminary financial results of the Company for the quarter ended June 30, 2024. The Press Release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information included in this item and Exhibit 99.1 are not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall this item or Exhibit 99.1 be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such future filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 with respect to the Loan Agreement is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2024, Neil McFarlane notified the board of directors of the Company (the “Board”) of his intent to resign from the Board, effective immediately. Mr. McFarlane recused himself from consideration of the Merger in accordance with the Company’s governance policies relating to conflicts of interest in light of Mr. McFarlane’s position as President and Chief Executive Officer of Zevra Therapeutics, Inc. Mr. McFarlane’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01	Regulation FD Disclosure.

The information contained in Section 2.02 of this Current Report on Form 8-K is incorporated herein by reference. On July 29, 2024, the Company held a conference call to discuss, among other things, the announcement of the execution of the Merger Agreement as well as an investor presentation regarding the same (the “Investor Presentation”). A copy of the Investor Presentation is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information included in this item and Exhibit 99.2 are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, nor shall this item or Exhibit 99.2 be incorporated by reference into the Company’s filings under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such future filing.

Item 9.01	Financial Statements and Exhibits.

2.1*^	Agreement and Plan of Merger, dated as of July 28, 2024, by and among the Company, Ironshore Therapeutics Inc. and Shareholder Representative Services LLC

10.1	Second Amended and Restated Loan Agreement by and among the Company, its subsidiaries party thereto; BioPharma Credit PLC, as collateral agent and lender; BPCR Limited Partnership, and BioPharma Credit Investments V (Master) LP, as lender, dated as of July 28, 2024

99.1	Press release of the Company, dated July 29, 2024

99.2	Investor Presentation of the Company, dated July 29, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

^ Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company hereby agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 28, 2024	Collegium Pharmaceutical, Inc.

	By:	/s/ Colleen Tupper
		Name:	Colleen Tupper
		Title:	Executive Vice President and Chief Financial Officer